Exhibit 10.2

ATHIRA PHARMA, INC.

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made by and between Athira Pharma, Inc., a Delaware corporation (the “Company”), and Robert Renninger (“Executive”), effective as of ________________, 2023 (the “Effective Date”).

This Agreement provides certain protections to Executive in connection with an involuntary termination of Executive’s employment with the Company in connection with a change in control of the Company. Certain capitalized terms used in this Agreement are defined in Section 7 below.

The Company and Executive agree as follows:

1.
Term of Agreement. This Agreement will continue indefinitely until terminated by written consent of the parties hereto, or if earlier, upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.
At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. No payments, benefits, or provisions under this Agreement will confer upon Executive any right to continue Executive’s employment with the Company, nor will they interfere with or limit in any way the right of the Company or Executive to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws.
3.
Severance Benefits.
3.1.
Qualifying Termination During the Change in Control Period. In the event of a Qualifying Termination that occurs during the Change in Control Period, Executive will receive vesting acceleration of one hundred percent (100%) of any Service-based Awards that are outstanding and unvested as of the date of the Qualifying Termination.

For the avoidance of doubt, in the event of Executive’s Qualifying Termination that occurs prior to a Change in Control, any then outstanding and unvested portion of Executive’s Awards will remain outstanding (and unvested) until the earlier of (x) one (1) month following the Qualifying Termination, or (y) a Change in Control that occurs within one (1) month following the Qualifying Termination, solely so that any benefits due on a Qualifying Termination can be provided if the Qualifying Termination occurs during the Change in Control Period (provided that in no event will Executive’s stock option Awards or similar Awards remain outstanding beyond the Award’s maximum term to expiration). If no Change in Control occurs within one (1) month following a Qualifying Termination, any unvested portion of Executive’s Awards automatically and permanently will be forfeited on the date one (1) month following the date of the Qualifying Termination without having vested.

3.2.
Termination Other Than a Qualifying Termination. If the termination of Executive’s employment does not constitute a Qualifying Termination, then Executive will not be entitled to receive any severance or other benefits in connection with such termination except for those, if any, as may then be established under the Company’s then existing severance and benefits plans or programs.
3.3.
Non-duplication of Payment or Benefits. Notwithstanding any provision of this Agreement to the contrary, if Executive is entitled to any vesting acceleration of any Awards by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which the Company is a party other than this Agreement (“Other Benefits”), then the corresponding benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to Executive.
3.4.
Death of Executive. In the event of Executive’s death before all payments or benefits Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to Executive’s designated beneficiary, if living, or otherwise to Executive’s personal representative in accordance with the terms of this Agreement.
4.
Accrued Compensation. On any termination of Executive’s employment with the Company, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
5.
Conditions to Receipt of Vesting Acceleration.
5.1.
Separation Agreement and Release of Claims. Executive’s receipt of any benefits upon a Qualifying Termination under Section 3.1 is subject to Executive signing and not revoking the Company’s then standard separation agreement and release of claims with the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following the date of the Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to severance benefits under Section 3.
5.2.
Payment Timing. Any Service-based Awards that are restricted stock units, performance shares, performance units, and/or similar full value awards (“Full Value Awards”) that accelerate vesting under Section 3.1 will be settled, subject to any delay required by Section 5.3 below (or the terms of the Full Value Award agreement or other Company plan, policy, or arrangement governing the settlement timing of the Full Value Award to the extent such terms specifically require any such delay in order to comply with the requirements of Section 409A, as applicable), (a) on a date within ten (10) days following the date the Release becomes effective and irrevocable, or (b) if later, in the event of a Qualifying Termination that occurs prior to a Change in Control, on a date on or before the date of completion of the Change in Control.
5.3.
Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms in this Agreement will be interpreted in accordance with this intent. No payments or benefits to be provided to Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of Executive’s employment or similar phrases used in this Agreement will mean Executive’s “separation from service” within the meaning of Section 409A.
(a)
Any payments or benefits paid or provided under this Agreement that satisfy the requirements of the “short-term deferral” rule under Treasury Regulations Section 1.409A-1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulations Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments for purposes of this Section 5.3.
(b)
Notwithstanding any provisions to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then any payments or benefits under this Agreement that constitute Deferred Payments payable within the first six (6) months after Executive’s separation from service instead will be payable on the date six (6) months and one (1) day after Executive’s separation from service; provided that in the event of Executive’s death within such six (6) month period, any payments delayed by this subsection (b) will be paid to Executive in a lump sum as soon as administratively practicable after the date of Executive’s death. To the extent that Executive is not a specified employee but Executive’s Qualifying Termination occurs at a time during the year whereby the Release Deadline Date will occur in the year immediately following the year in which the Qualifying Termination occurs, then any payments or benefits under this Agreement that constitute Deferred Payments that otherwise would be payable prior to the Release Deadline Date instead will be paid on the first regularly scheduled payroll date of the Company following the Release Deadline Date.
(c)
The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2). In no event will Executive have any discretion to choose Executive’s taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
6.
Limitation on Payments.
6.1.
Reduction of Severance Benefits. If any payment or benefit that Executive would receive from the Company or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of Payment reductions. Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and neither the Company nor any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any of those payments of personal tax liability.
6.2.
Determination of Excise Tax Liability. Unless the Company and Executive otherwise agree in writing, any determinations required under this Section 6 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 6. The Company will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 6. The Company will have no liability to Executive for the determinations of the Firm.
7.
Definitions. The following terms referred to in this Agreement will have the following meanings:
7.1.
“Award” means stock options and other equity awards covering shares of Company common stock granted to Executive.
7.2.
“Board” means the Company’s Board of Directors.
7.3.
“Cause” means Executive’s: (a) indictment or conviction of any felony or any crime involving dishonesty or moral turpitude; (b) participation in any fraud against the

Company or other dishonesty which is not the result of an innocent or inadvertent mistake by Executive with respect to the Company; (c) willful violation of Executive’s obligations to the Company after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially satisfied Executive’s obligations to the Company; (d) continued violation or breach of any material written Company policy, agreement with the Company, or any statutory or fiduciary duty to the Company after there has been delivered to you a written notification of such violation or breach; or (e) damaging or misappropriating or attempting to damage or misappropriate any property, including intellectual property, of the Company.
7.4.
“Change in Control” means the first occurrence of any of the following events on or after the Effective Date:
(a)
Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(b)
Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)
Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

7.5.
“Change in Control Period” means the period beginning on the date one (1) month prior to a Change in Control and ending on (and inclusive of) the date that is the one (1) year anniversary of a Change in Control.
7.6.
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
7.7.
“Confidentiality Agreement” means Executive’s At-will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement entered into with the Company dated September 23, 2020.
7.8.
“Director” means a member of the Board.
7.9.
“Disability” means total and permanent disability as defined in Code Section 22(e)(3).
7.10.
“Good Reason” means Executive’s termination of Executive’s employment with the Company within thirty (30) days following the end of the Company’s Cure Period (as defined below) as a result of the occurrence of any of the following without Executive’s written consent: (a) a material reduction in Executive’s duties or responsibilities that is inconsistent with Executive’s position, provided that a mere change of title alone shall not constitute such a material reduction; (b) the requirement that Executive change Executive’s principal office to a facility that increases Executive’s commute by more than forty (40) miles from Executive’s commute to the location at which Executive was employed prior to such change; or (c) a material reduction in Executive’s base salary or a material reduction in Executive’s employee benefits (e.g., medical, dental, insurance, short- and long-term disability insurance and 401(k) retirement plan benefits, collectively (the “Employee Benefits”) to which Executive is entitled immediately prior to such reduction (other than (x) in connection with a general decrease in the annual base salary or Employee Benefits of all similarly situated employees, and (y) following the Change in Control, to the extent necessary to make Executive’s annual base salary or Employee Benefits commensurate with those of other employees of the Company or its successor entity or parent entity who are similarly situated with Executive following such Change in Control); provided, however, that Executive must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days following the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice. To the extent Executive’s primary work location is not the Company’s corporate offices due to a shelter‑in‑place order, quarantine order, or similar work‑from‑home requirement that applies to Executive, Executive’s primary office location, from which a change in location under the foregoing clause (b) will be measured, will be considered the Company’s office location where Executive’s employment with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement.
7.11.
“Qualifying Termination” means a termination of Executive’s employment with the Company either (a) by the Company without Cause and other than due to Executive’s death or Disability, or (b) by Executive for Good Reason.
7.12.
“Section 409A” means Code Section 409A and the Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.
7.13.
“Service-based Awards” means Awards that, as of the later of the date of the Qualifying Termination or immediately prior to the Change in Control, are held by Executive and subject to continued service-based vesting criteria, but not subject to the achievement of any performance-based or other similar vesting criteria.
8.
Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
9.
Notice.
9.1.
General. All notices and other communications required or permitted under this Agreement will be in writing and will be effectively given (a) upon actual delivery to the party to be notified, (b) upon transmission by email, (c) twenty-four (24) hours after confirmed facsimile transmission, (d) one (1) business day after deposit with a recognized overnight courier, or (e) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed: (i) if to Executive, at the address Executive will have most recently furnished to the Company in writing, (ii) if to the Company, at the following address:

Athira Pharma, Inc.

18706 North Creek Parkway, Suite 104

Bothell, WA 98011

Attention: Chief Executive Officer

9.2.
Notice of Termination. Any termination of Executive’s employment by the Company for Cause will be communicated by a notice of termination of Executive’s employment to Executive, and any termination by Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9.1. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the later of (a) the giving of the notice or (b) the end of any applicable cure period).
10.
Resignation. The termination of Executive’s employment for any reason also will constitute, without any further required action by Executive, Executive’s voluntary resignation from all officer and/or director positions held at the Company or any of its subsidiaries or affiliates, and at the Board’s request, Executive will execute any documents reasonably necessary to reflect the resignations.
11.
Miscellaneous Provisions.
11.1.
No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that Executive may receive from any other source except as specified in Sections 3.4, 5.3 and 6.
11.2.
Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than Executive) and by Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

11.3.
Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation or construction of this Agreement.
11.4.
Entire Agreement. This Agreement, together with the Confidentiality Agreement and Executive’s employment letter with the Company dated September 23, 2020, constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement.
11.5.
Governing Law. This Agreement will be governed by the laws of the State of Washington but without regard to the conflict of law provision. To the extent that any lawsuit is permitted with respect to any provisions under this Agreement, Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in the State of Washington for any lawsuit filed against Executive by the Company.
11.6.
Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.
11.7.
Withholding. The Company (and any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non‑U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and any parent, subsidiary or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require Executive to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability or obligation to pay Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
11.8.
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

By her, his, or its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY Athira pharma, inc.

By: /s/ Mark Litton
Mark Litton

Title: Chief Executive Officer___

Date: March 16, 2023

EXECUTIVE /s/ Robert Renninger

Robert Renninger

Date: March 17, 2023